Exhibit 10.29

LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated and effective this 2nd day of January 2020

BETWEEN:

Lender Name:	TIBURON OPPORTUNITY FUND
Lender Address:	13313 Point Richmond Beach Road NW, Gig Harbor, WA 98332

OF THE FIRST PART and:

EDISON NATION, INC (the "Corporation")

909 New Brunswick Ave

Alpha, NJ 08865

OF THE SECOND PART

BACKGROUND:

The Corporation is duly incorporated in the State of Nevada.

IN CONSIDERATION OF the Lender providing the Loan to the Corporation, and the Corporation repaying the Loan to the Lender, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

Loan Amount & Interest

1. The Lender promises to loan Four Hundred Thousand Dollars ($400,000), to the Corporation and the Corporation promises to repay this principal amount to the Lender, at such address as may be provided in writing. The loan will be interest bearing at the rate of 1.5% per month through the term of the loan. The amount stated herein represents the total amount owed by Corporation to the Lender.

Payment & Collateral

2. The Corporation shall pay Lender the entire unpaid principal and all accrued interest upon thirty days written notice from Lender but no sooner than June 1, 2020. The loan proceeds are being used to fund general working capital needs of the Corporation. The Lender shall have a collateral interest in the accounts receivables of SRM Entertainment Ltd including but not limited to the Disney and Universal receivables.

Default

3. Notwithstanding anything to the contrary in this Agreement, if the Corporation defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing under this Agreement at that time to be immediately due and payable.

Governing Law, Venue

4. This Agreement will be construed in accordance with and governed by the laws of the State of Nevada.

Costs

5. All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Corporation, will be added to the principal then outstanding and will immediately be paid by the Corporation.

Assignment

6. This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Corporation.

Amendment

7. This Agreement may only be amended or modified by a written instrument executed by both the Corporation and the Lender.

Severability

8. The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

9. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

10. This Agreement constitutes the entire agreement of the parties and no other documents or understandings are considered a part of this agreement other than what is contained herein.

The parties have duly affixed their signatures under hand and seal on this 2nd day of January , 2020.

/s/ Chris Ferguson
Corporation
Chris Ferguson, CEO of Edison Nation, Inc

/s/ Peter Bortel
Lender(s)